First Internet Bancorp Reports Second Quarter 2014 Financial Results:

Loan Growth of 74% and Net Interest Income Growth of 27%

INDIANAPOLIS, IN, July 24, 2014 –First Internet Bancorp (NASDAQ: INBK), parent company of First Internet Bank of Indiana (www.firstib.com), a premier nationwide provider of online retail banking services and commercial banking services, today announced unaudited financial results for the three and six months ended June 30, 2014.

David Becker, Chairman and CEO, commented: “With 74% growth in net loans receivable and a 27% increase in net interest income, year-over-year, the Company continues to gain momentum. Net loans receivable were up nearly $100 million from the first quarter of 2014. With a continued focus on controlled loan growth and net interest income diversification by lending type and geography, we believe our strategy will generate increasing shareholder value.”

Overview for the Three Months ended June 30, 2014:

•	Net interest income increased 27% to $5.37 million compared to $4.24 million for the prior year period.
•	Net income was $977,000, or $0.22 per common share diluted compared with $1.71 million, or $0.59 per common share diluted, in the second quarter 2013. The decline in net income from the prior year period was the result of a 64% decrease in mortgage banking income, primarily attributed to a nationwide slowing in residential mortgage refinancings. Per share net income was also impacted by the 1.62 million increase in common shares diluted following the Company’s fourth quarter 2013 public offering.
•	Total assets increased 32% to $868.11 million at June 30, 2014 compared with $656.77 million at June 30, 2013.
•	Total deposits increased 33% to $744.17 million at June 30, 2014 compared with $561.16 million at June 30, 2013. The Company’s cost of funds declined to 1.18% for the period ending June 30, 2014 from 1.35% for the period ending June 30, 2013.
•	Net loans receivable were up 74% from the year ago period, to $626.54 million at June 30, 2014 compared with $360.80 million at June 30, 2013.
•	Total commercial loans increased 114% to $273.59 million at June 30, 2014 compared with $127.81 million at June 30, 2013. Commercial Real Estate loans increased 85% and Commercial and Industrial loans increased 276% compared with June 30, 2013.
•	Nonperforming assets to total assets declined to 0.69% at June 30, 2014 compared with 1.39% at June 30, 2013. The allowance for loan and lease losses to total nonperforming loans increased to 436.70%, up from 188.12% in the prior year period.

Overview for the Six Months ended June 30, 2014:

•	Net Income of $977,000 for the second quarter was 63% higher than first quarter income of $600,000. Net income for the first six months of 2014 was $1.58 million compared to $3.20 million for the same period in 2013. A $4.34 million decline in income attributed to mortgage banking activities was partially offset by a $2.11 million increase in net interest income.
•	Net loans receivable grew $130.81 million or 26% from $495.73 million at year-end 2013.
•	Between December 31, 2013 and June 30, 2014, shareholders’ equity increased to $94.53 million from $90.91 million, while book value per share increased to $21.25 from $20.44.

Becker stated: “Our financial results for the first half of the year demonstrate our continued commitment to building and diversifying our loan portfolio to enhance interest income. The competition for loan relationships is fierce, but we have been effectively producing loans. Our pipelines remain solid and we are optimistic about our opportunities going into this quarter.

“We have worked to strengthen our entire asset base. To further mitigate interest rate and credit risk, we continued the restructuring and repositioning of the bank’s securities portfolio that began in the first quarter. We have reduced the size of the securities portfolio by 18% to $159.53 million since one year ago and have funded a portion of the loan growth with the liquidity generated. Our current portfolio is better positioned to withstand interest rate changes and is also designed to be a source of liquidity to fund continued loan growth.”

Second Quarter Income Statement Highlights

For the quarter ended June 30, 2014, net interest income was $5.37 million, up 27% from $4.24 million for the quarter ended June 30, 2013. The increase reflected greater revenue from commercial and residential mortgage loans. Interest expense was up 16% over the quarter ended June 30, 2013 on a 33% increase in deposits. The Company’s cost of funds declined to 1.18% for the period ending June 30, 2014 compared to 1.35% in the period ending June 30, 2013. The Company’s net interest margin was 2.61% in the second quarter 2014 compared to 2.78% in the second quarter 2013, the result of lower yields on new loan originations and elevated cash balances while the Company rebalanced its securities portfolio.

Noninterest income for the quarter was $1.62 million compared with $3.72 million in the prior year period. The Company experienced a $2.23 million year-over-year decline in income from mortgage banking activities. The Company made adjustments to reduce expenses in the second quarter in the mortgage operations to reflect the lower volumes. The Company continued to invest in this revenue channel, launching a construction lending program in Central Indiana in the second quarter.

Total noninterest expense in second quarter 2014 was $5.56 million compared with $5.53 million in second quarter 2013. Noninterest expense as a percentage of average assets was down 86 basis points, from 3.45% in second quarter 2013 to 2.59% in second quarter 2014.

Balance Sheet, Deposit Growth, Loan Portfolio and Asset Quality Highlights

Total assets at June 30, 2014 were $868.11 million compared with $656.77 million at June 30, 2013. The balance sheet reflected a 33% increase in total deposits at the end of the second quarter 2014. Total deposits were $744.17 million compared with $561.16 at June 30, 2013. The Company’s loan-to-deposit ratio was 84% at the end of the second quarter, up from 65% at June 30, 2013.

Net loans receivable increased 74% to $626.54 million at June 30, 2014 compared with $360.80 million at June 30, 2013. Total commercial loans were $273.59 million at June 30, 2014 compared with $127.81 million at June 30, 2013, reflecting growth in both Commercial Real Estate and Commercial and Industrial lending. Commercial Real Estate loans totaled $201.59 million at the end of the second quarter in 2014, up 85% compared with $108.68 million at June 30, 2013. The Company’s credit tenant lease financing receivables, a component of the commercial real estate portfolio, were up to $143.55 million as of June 30, 2014, a 159% increase over the same period in the prior year. Commercial and Industrial loans rose to $72.00 million at quarter end 2014 compared with $19.13 million at June 30, 2013. Commercial loans comprised 44% of the loan portfolio excluding mortgages held for sale at June 30, 2014 compared with 35% at June 30, 2013.

Residential real estate loans excluding mortgages held for sale retained by the company were $250.26 million at June 30, 2014, representing 40% of the loan portfolio, compared with $118.77 million, or 33% of the portfolio, at the end of the prior year period.

Asset quality remained strong. Charge offs during the quarter totaled $255,000. Nonperforming assets as a percentage of total assets decreased to 0.69% at June 30, 2014 from 1.39% at June 30, 2013. Nonperforming loans to total loans receivable was 0.19% at June 30, 2014 compared with 0.81% at June 30, 2013. At June 30, 2014, the allowance for loan loss was $5.14 million compared with $5.53 million at June 30, 2013. The allowance for loan loss to total nonperforming loans was 436.70% and the allowance for loan loss to total loans receivable was 0.82% at June 30, 2014.

Capital Position

The Company and the Bank continued to exceed minimum regulatory capital requirements with a Tier 1 leverage ratio of 10.45% at the holding company and 8.72% at the bank.

Outlook

Becker concluded: “We are as dedicated as ever to building upon the value of our Company. We believe a continued focus on diversifying our loan and fee income generating sources will produce accelerating returns. Our growing revenue channels and asset-generating capabilities continue to drive value for our shareholders. The commercial loan pipeline and credit quality remain strong, and we are optimistic about the second half of 2014.”

About First Internet Bancorp

First Internet Bancorp (NASDAQ: INBK) became the parent company of First Internet Bank of Indiana in 2006.

About First Internet Bank

First Internet Bank of Indiana opened for business in 1999 as the first state-chartered, FDIC-insured institution to operate solely via the Internet and has customers in all 50 states. Deposit services include checking accounts, regular and money market savings accounts with industry-leading interest rates, CDs and IRAs. First Internet Bank also offers consumer loans, conforming mortgages, jumbo mortgages, construction loans, home equity loans and lines of credit, commercial real estate loans, commercial and industrial loans, and asset-based lending. In the past year, First Internet Bank was named one of the Best Banks to Work For by American Banker Magazine, a Top Workplace by The Indianapolis Star, and the top Online Originator by Mortgage Technology. For more information about the Bank, please visit www.firstib.com. The Bank is a wholly owned subsidiary of First Internet Bancorp.

Safe Harbor Statement

This press release may contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance or business of the Company.  Forward-looking statements are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements.  Factors that may cause such differences include: failures of or interruptions in the communications and information systems on which we rely to conduct our business; our plans to grow our commercial real estate and commercial and industrial loan portfolios; competition with national, regional and community financial institutions; the loss of any key members of senior management; fluctuations in interest rates; general economic conditions; risks relating to the regulation of financial institutions; and other factors identified in reports we file with the SEC.  All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

Financial Tables Follow

First Internet Bancorp

Condensed Consolidated Balance Sheets (Unaudited)

(Amounts in thousands except share data)

	June 30,	June 30,
	2014	2013

Assets
Cash and due from banks	$1,926	$1,355
Interest-bearing demand deposits	18,718	14,093
Total cash and cash equivalents	20,644	15,448
Interest-bearing time deposits	2,000	2,500
Securities available for sale - at fair value	159,528	193,934
Loans held-for-sale	21,466	42,271
Loans receivable	631,678	366,327
Allowance for loan losses	(5,140)	(5,527)
Net loans receivable	626,538	360,800
Accrued interest receivable	2,694	2,271
Federal Home Loan Bank of Indianapolis stock	2,943	2,943
Cash surrender value of bank-owned life insurance	12,128	11,735
Premises and equipment, net	7,133	6,740
Goodwill	4,687	4,687
Other real estate owned	4,664	5,156
Accrued income and other assets	3,682	8,280
Total assets	$868,107	$656,765
Liabilities and Shareholders’ Equity
Liabilities
Non-interest bearing deposits	$19,065	$16,915
Interest-bearing deposits	725,108	544,247
Total deposits	744,173	561,162
Advances from Federal Home Loan Bank	21,845	23,740
Subordinated debt	2,831	2,745
Accrued interest payable	96	100
Accrued expenses and other liabilities	4,628	7,840
Total liabilities	773,573	595,587
Shareholders' Equity
Preferred stock, no par value; 4,913,779 shares authorized; issued and outstanding - none	-	-
Voting common stock, no par value; 45,000,000 shares authorized; 4,449,619 and 2,815,094 shares issued and outstanding, respectively	71,509	41,826
Nonvoting common stock, no par value; 86,221 shares authorized; issued and outstanding - none	-	-
Retained earnings	22,938	20,938
Accumulated other comprehensive income (loss)	87	(1,586)
Total shareholders’ equity	94,534	61,178
Total liabilities and shareholders’ equity	$868,107	$656,765

First Internet Bancorp

Condensed Consolidated Statements of Income (Unaudited)

(Amounts in thousands except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Interest Income
Loans	$6,571	$4,861	$12,700	$9,903
Securities – taxable	1,041	902	1,887	1,386
Securities – non-taxable	-	396	58	699
Total interest income	7,612	6,159	14,645	11,988
Interest Expense
Deposits	1,922	1,656	3,782	3,284
Other borrowed funds	317	267	624	575
Total interest expense	2,239	1,923	4,406	3,859
Net Interest Income	5,373	4,236	10,239	8,129
Provision (Credit) for Loan Losses	(73)	24	74	158
Net Interest Income After Provision (Credit) for Loan Losses	5,446	4,212	10,165	7,971
Noninterest Income
Service charges and fees	187	179	354	338
Mortgage banking activities	1,229	3,457	2,129	6,468
Other-than-temporary impairment loss recognized in net income	-	(15)	-	(49)
Gain (loss) on sale of securities	125	19	484	(166)
Loss on asset disposals	(18)	(8)	(31)	(87)
Other	99	87	197	202
Total noninterest income	1,622	3,719	3,133	6,706
Noninterest Expense
Salaries and employee benefits	3,021	2,846	6,076	5,225
Marketing, advertising, and promotion	394	455	776	827
Consulting and professional fees	494	561	952	1,214
Data processing	239	232	476	446
Loan expenses	136	285	250	365
Premises and equipment	666	616	1,268	934
Deposit insurance premium	138	115	282	227
Other	472	415	918	850
Total noninterest expense	5,560	5,525	10,998	10,088
Income Before Income Taxes	1,508	2,406	2,300	4,589
Income Tax Provision	531	694	723	1,389
Net Income	$977	$1,712	$1,577	$3,200
Income Per Share of Common Stock
Basic	$0.22	$0.59	$0.35	$1.11
Diluted	$0.22	$0.59	$0.35	$1.11
Weighted-Average Number of Common Shares Outstanding
Basic	4,496,219	2,888,260	4,495,449	2,887,207
Diluted	4,504,302	2,888,260	4,503,010	2,887,207
Dividends Declared Per Share	$0.06	$0.06	$0.12	$0.10

For Further Information Contact:

First Internet Bancorp

Paula Deemer

(317) 428-4628

investors@firstib.com

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